Exhibit 99.2

SEMPRA
Table F (Unaudited)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended June 30, 2023	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,262	$1,467	$—	$660	$(54)	$3,335
Cost of sales and other expenses	(709)	(1,055)	(2)	(270)	42	(1,994)
Depreciation and amortization	(268)	(208)	—	(70)	(3)	(549)
Other income, net	22	1	—	3	5	31
Income (loss) before interest and tax(1)	307	205	(2)	323	(10)	823
Net interest expense	(119)	(70)	—	(19)	(92)	(300)
Income tax (expense) benefit	(4)	21	—	(201)	9	(175)
Equity earnings	—	—	162	226	—	388
Earnings attributable to noncontrolling interests	—	—	—	(121)	—	(121)
Preferred dividends	—	(1)	—	—	(11)	(12)
Earnings (losses) attributable to common shares	$184	$155	$160	$208	$(104)	$603

Three months ended June 30, 2022	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$1,399	$1,501	$—	$689	$(42)	$3,547
Cost of sales and other expenses	(846)	(1,121)	(1)	(453)	41	(2,380)
Aliso Canyon litigation and regulatory matters	—	(45)	—	—	—	(45)
Depreciation and amortization	(244)	(188)	—	(67)	(2)	(501)
Other income (expense), net	22	4	—	7	(34)	(1)
Income (loss) before interest and tax(1)	331	151	(1)	176	(37)	620
Net interest expense	(113)	(44)	—	(23)	(76)	(256)
Income tax (expense) benefit	(42)	(19)	—	(70)	51	(80)
Equity earnings	—	—	187	188	—	375
Earnings attributable to noncontrolling interests	—	—	—	(88)	—	(88)
Preferred dividends	—	(1)	—	—	(11)	(12)
Earnings (losses) attributable to common shares	$176	$87	$186	$183	$(73)	$559
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

SEMPRA
Table F (Unaudited)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Six months ended June 30, 2023	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$2,915	$5,261	$—	$1,856	$(137)	$9,895
Cost of sales and other expenses	(1,746)	(4,116)	(3)	(625)	105	(6,385)
Depreciation and amortization	(530)	(414)	—	(139)	(5)	(1,088)
Other income (expense), net	50	(7)	—	13	16	72
Income (loss) before interest and tax(1)	689	724	(3)	1,105	(21)	2,494
Net interest expense	(236)	(135)	—	(99)	(172)	(642)
Income tax (expense) benefit	(11)	(73)	—	(531)	64	(551)
Equity earnings	—	—	246	361	—	607
Earnings attributable to noncontrolling interests	—	—	—	(313)	—	(313)
Preferred dividends	—	(1)	—	—	(22)	(23)
Earnings (losses) attributable to common shares	$442	$515	$243	$523	$(151)	$1,572

Six months ended June 30, 2022	SDG&E	SoCalGas	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$2,844	$3,494	$—	$1,113	$(84)	$7,367
Cost of sales and other expenses	(1,682)	(2,411)	(3)	(732)	58	(4,770)
Aliso Canyon litigation and regulatory matters	—	(137)	—	—	—	(137)
Depreciation and amortization	(483)	(375)	—	(132)	(4)	(994)
Other income (expense), net	56	38	—	(9)	(48)	37
Income (loss) before interest and tax(1)	735	609	(3)	240	(78)	1,503
Net interest expense	(219)	(84)	—	(29)	(142)	(474)
Income tax expense	(106)	(103)	—	(161)	(44)	(414)
Equity earnings	—	—	351	350	—	701
Earnings attributable to noncontrolling interests	—	—	—	(122)	—	(122)
Preferred dividends	—	(1)	—	—	(22)	(23)
Earnings (losses) attributable to common shares	$410	$421	$348	$278	$(286)	$1,171
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.